[TEREX LOGO]

                     NEWS RELEASE NEWS RELEASE NEWS RELEASE

For information contact: Tom Gelston - Director, Investor Relations (203)
222-5943

                       TEREX REPORTS FIRST QUARTER RESULTS

     o    Sales increased $405 million, or 39%, to $1,449 million
     o    Net income was $30 million, an increase of 78%
     o Backlog increased 98% compared with first quarter 2004, to $1,570 million

     WESTPORT, CT, May 31, 2005 -- Terex Corporation (NYSE: TEX) today announced net income for the first quarter of 2005 of $30.3 million, or $0.59 per share, compared to net income of $17.0 million, or $0.34 per share, for the first quarter of 2004. Excluding the impact of special items for the first quarter of 2005, net income was $30.8 million, or $0.60 per share, while there were no special items during the first quarter of 2004. Special items for the first quarter of 2005 included charges for investigation costs associated with the Company's internal review and the restatement of its financial statements for the fiscal periods 2000, 2001, 2002, and 2003, and charges relating to the closure of certain Terex Utilities branches. As discussed in the "Capital Structure and Taxes" section of this release, for the period ended March 31, 2005, the Company is using an estimated tax rate of 35%, versus the 30.3% rate used for the first quarter of 2004. Net sales increased to $1,448.9 million in the first quarter of 2005, an increase of 38.8% from $1,043.8 million in the first quarter of 2004. Net debt (consisting of long-term debt, including current portion of long-term debt, less cash and cash equivalents) increased by $92 million from December 31, 2004 levels.

     "We continue to be encouraged by current trends and our solid performance in the first quarter. Although the first quarter still reflects an imbalance between our input costs and our pricing to our customers, we are confident that we are doing the right things to improve this situation," commented Ronald M. DeFeo, Terex's Chairman and Chief Executive Officer. "We have taken pricing initiatives that should be more evident in the second quarter, and clearly the demand for our products is strong."

     "We appreciate the patience our stakeholders have shown as we have diligently pursued historical intercompany imbalances and related issues. While the issues were deeper and more complex than we initially expected, we believe that we are nearing completion of our review. Although the ultimate outcome is not yet finalized, we continue to expect that the total impact to our 2003 stockholders' equity value will be immaterial. We have learned a lot in this process that will make our company better and stronger in the future, and we are moving on implementing these improvements. In the meantime, business conditions remain strong."

     "We are continuing our Terex Business System initiatives," Mr. DeFeo added. "The Terex management team continues to drive improvements in many facets of our business, even though we acknowledge that we are at the very early stages of this journey. Many of our businesses continue to deepen their understanding of lean manufacturing and the emphasis on working capital reduction. The benefits of this should emerge over time, but we are bolstered by our team's buy-in and early successes."

     "Improvement in our working capital (the sum of accounts receivable and inventory less accounts payable) relative to sales as reflected in year-over-year period comparisons demonstrates the value of our emphasis on process improvement." Mr. DeFeo continued, "Given the seasonality of our business, we fully expected the first quarter to show a net use of working capital in anticipation of the seasonally strong second quarter. However, compared to the same period last year, the Company's working capital levels are approximately three percentage points better as measured relative to sales, and should position Terex for another year of improved working capital to revenue ratio and debt reduction."

     In this press release Terex refers to various non-GAAP (generally accepted accounting principles) financial measures. These measures may not be comparable to similarly titled measures being disclosed by other companies. The table below provides a reconciliation of the reported GAAP numbers for the first quarters of 2005 and 2004 and the reported numbers excluding special items. Terex believes that this information is useful to understanding its operating results and the ongoing performance of its underlying businesses without the impact of special items. Terex also discloses EBITDA and net debt, as they are commonly referred to financial metrics used in the investing community. Terex believes that disclosure of EBITDA and net debt will be helpful to those reviewing its performance and that of other comparable companies, as EBITDA and net debt provide information on Terex's leverage position, ability to meet debt service and capital expenditure and working capital requirements, and EBITDA is also an indicator of profitability.

     While the Company has not yet completed its audited financial statements for 2004, it currently does not anticipate that the financial results for the period ended March 31, 2004 included in this release will be restated.

A financial summary is shown below:


                                                                Three months ended March 31,
                           --------------------------------------------------------------------------------------------------------
                                                     2005                                                 2004
                           ---------------------------------------------------- ---------------------------------------------------
                                                           (in millions, except per share amounts)


                                                 Special          Excluding                           Special        Excluding
                                 Reported       Items (2)       Special Items          Reported        Items      Special Items
                               -------------------------------------------------   -----------------------------------------------
Net Sales.................... $   1,448.9    $   ---           $   1,448.9         $   1,043.8     $   ---         $   1,043.8
                               =============  ==============    ==============      =============== ============    =============
Gross profit ................ $     207.3    $     0.1         $     207.4         $     160.3     $   ---         $     160.3
SG&A.........................       136.3         (0.7)              135.6               112.0         ---               112.0
                               -------------  --------------    --------------      --------------- ------------    -------------
Income from Operations ......        71.0          0.8                71.8                48.3         ---                48.3
Other income (expense).......       (24.4)       ---                 (24.4)              (23.9)        ---               (23.9)
Provision for income taxes...       (16.3)        (0.3)              (16.6)               (7.4)        ---                (7.4)
                               -------------  --------------    --------------      --------------- ------------    -------------
Net income .................. $      30.3    $     0.5         $      30.8         $      17.0     $   ---         $      17.0
                               =============  ==============    ==============      =============== ============    =============
Earnings per share........... $       0.59                     $       0.60        $       0.34                    $       0.34
EBITDA (1)................... $      86.4    $     0.8         $      87.2         $      65.2     $   ---         $      65.2
Backlog ..................... $   1,569.9                      $   1,569.9         $     793.5                     $     793.5

Average Fully Diluted Shares
Outstanding..................        51.1                             51.1                50.6                            50.6


(1) EBITDA is calculated as income from operations plus depreciation and amortization included in income from operations.
(2) Special items, net of tax, relate to charges for investigation costs associated with the Company's internal review ($0.4), and charges related to the closure of certain Terex Utilities branch locations ($0.1).

Segment Performance

     As previously announced, starting with the third quarter of 2004, Terex has realigned certain operations in an effort to strengthen its ability to service customers and to recognize certain organizational efficiencies.

     The Materials Processing Group, formerly part of the Terex Roadbuilding, Utility Products and Other Segment, is now consolidated with the Terex Mining Group under the Terex Materials Processing & Mining Segment. The Terex Light Construction and Load King businesses, formerly part of the Terex Roadbuilding, Utility Products and Other Segment, are now part of the Terex Aerial Work Platforms Segment.

     The comparative segment performance data below reflects this current organization, and prior period amounts have been reclassified to conform with this presentation. Comparative segment performance data also excludes special items.


Terex Construction

                                     Three months ended March 31,
                              -------------------------------------------
                                             (in millions)
                              -------------------------------------------
                                      2005                  2004
                              --------------------  ---------------------

                                            % of                  % of
                                            sales                 sales
                                          --------              ---------
Net sales..................... $   468.5             $   389.7
                              ============          ============
Gross profit ................. $    58.1    12.4%    $    52.4    13.4%
SG&A .........................      42.0     9.0%         36.2     9.3%
                              ------------          ------------
Income from operations........ $    16.1     3.4%    $    16.2     4.2%
                              ============          ============
Backlog.......................     343.5             $   222.5

     Net sales in the Terex Construction group for the first quarter of 2005 increased $78.8 million to $468.5 million from $389.7 million in the first quarter of 2004. The increase in sales was driven primarily by the heavy construction product lines of articulated and rigid trucks, wheeled excavators and scrap handling machines. Additionally, the mobile crushing and screening businesses continued to achieve consistently strong growth, increasing their revenues over 25% versus the first quarter of 2004. Gross margins, however, were pressured by continued high costs for raw materials and components, as well as the negative transactional impact of exchange rates. SG&A expenses for the first quarter of 2004 were $42.0 million, or 9.0% of sales, compared to $36.2 million, or 9.3% of sales, in the first quarter of 2004, with the increase being due to the impact of currency translation and increased sales and marketing costs related to the increased sales volume. Income from operations for the quarter was $16.1 million, or 3.4% of sales, compared to $16.2 million, or 4.2% of sales, for the first quarter of 2004.

     "The first quarter reflected a mixture of results. Our businesses continue to be negatively impacted by the weak U.S. dollar, steel cost pressures, and carry over pricing at 2004 levels. This is mostly behind us now as pricing and costs have virtually caught up and most of our businesses continue to see strong demand," commented Colin Robertson, President - Terex Construction. "The crushing and screening businesses were most affected by increased steel pricing and the delayed impact of our price increases. Across our entire group we have implemented a process to assure that new pricing has been fully implemented. We are beginning to see the effects of this in the second quarter. Our heavy construction business began to show some positive trends, with the group posting revenue gains of over 27% and positively impacting this quarter's income from operations."

     "Looking forward, there are clear reasons for Terex Construction to be excited about the prospects for 2005 and improving margin," commented Mr. Robertson. "Operationally, we had experienced some difficulties in the first quarter in moving the balance of our Atlas-Terex production into the Atlas-Terex German facilities. The production has now been transferred, and in April we achieved the planned production for the units affected. At Fuchs-Terex, our scrap material handling unit, the business has continued to expand, and this April they achieved a record monthly production in terms of units. Our 2005 price increases will have a positive impact on our second quarter performance, helping to offset continued cost pressures from our supply base. Many of our businesses continue to show stronger order intake and backlog today when measured against 2004 first quarter results. The challenge remains for us to capitalize on the continued revenue uplift and drive operating profitability."


Terex Cranes

                                     Three months ended March 31,
                              -------------------------------------------
                                             (in millions)
                              -------------------------------------------
                                      2005                  2004
                              --------------------  ---------------------
                                            % of                  % of
                                            sales                 sales
                                          --------              ---------
Net sales..................... $   299.5             $   209.2
                              ============          ============
Gross profit ................. $    32.1    10.7%    $    29.8    14.2%
SG&A .........................      25.8     8.6%         23.4    11.2%
                              ------------          ------------
Income from operations........ $     6.3     2.1%    $     6.4     3.1%
                              ============          ============
Backlog.......................     307.0             $   238.9

     Net sales in the Terex Cranes group for the first quarter of 2005 increased $90.3 million to $299.5 million from $209.2 million in the first quarter of 2004, reflecting general improvement in all businesses, but particular strength in the tower crane group. SG&A expenses increased in the first quarter of 2005 to $25.8 million, or 8.6% of sales, significantly lower as a percentage of sales when compared to the first quarter of 2004 rate of 11.2% on $23.4 million of SG&A expenses, mainly due to the revenue increase of approximately 43%. Income from operations decreased $0.1 million to $6.3 million, or 2.1% of sales, for the first quarter of 2005 from $6.4 million, or 3.1% of sales, for the first quarter of 2004. Continuing to negatively impact this segment is the relatively weak market in North America for lattice boom cranes, the expiration of favorable long-term steel pricing contracts, mainly in our German crane operation, as well as the impact of a five week strike at the Waverly, Iowa facility.

     "The Cranes segment continued to show strong revenue growth from its recent cyclical lows," commented Steve Filipov, President - Terex Cranes. "Our first quarter deliveries were over 40% higher than the same quarter the prior year. This is even more impressive when you factor in the five week strike at our Waverly facility, negatively impacting our ability to ship our planned order book. With the strike behind us now, having signed a 3-year labor agreement with our union, we are focused on ramping our production back up and adding workers and a second shift to our Waverly, Iowa facility. The end result of these actions will be higher productivity in the factory and substantially more shipments of cranes with higher pricing versus 2004 levels."

     Mr. Filipov continued, "We continue to see strong results from our tower crane business and our French operation, where we have a strong backlog. These companies should also continue to see margin expansion moving into the second quarter, as price increases taken in late 2004 are beginning to flow through production. Our crawler crane business, although showing modest signs of improvement, remains under pressure. As Terex moves further into 2005, that business should begin to show some positive trends as Asian demand is projected to remain strong and the potential exists for a few large crawler crane project orders."


Terex Aerial Work Platforms

                                     Three months ended March 31,
                              -------------------------------------------
                                             (in millions)
                              -------------------------------------------
                                      2005                  2004
                              --------------------  ---------------------
                                            % of                  % of
                                            sales                 sales
                                          --------              ---------
Net sales..................... $   295.1             $   185.0
                              ============          ============
Gross profit ................. $    51.0    17.3%    $    39.8    21.5%
SG&A .........................      23.3     7.9%         18.0     9.7%
                              ------------          ------------
Income from operations........ $    27.7     9.4%    $    21.8    11.8%
                              ============          ============
Backlog.......................     499.5             $    81.9

     Net sales for the Terex Aerial Work Platforms group for the first quarter of 2005 increased $110.1 million to $295.1 million from $185.0 million in the first quarter of 2004. The increase in sales was driven by continued strong order activity by the rental channel. Gross margins were negatively impacted by continued cost pressures on components used in production, as well as a delay in the impact of pricing actions taken in late 2004 due to the substantial backlog that existed entering 2005. Income from operations increased to $27.7 million, or 9.4% of sales, in the first quarter of 2005 from $21.8 million, or 11.8% of sales, in the first quarter of 2004, reflects the higher cost base for purchased components, such as steel, increased energy costs and higher in-bound freight costs.

     "Our first quarter performance reflects many different pressures that we are experiencing in our business," said Bob Wilkerson, President-Terex Aerial Work Platforms. "Our first quarter sales were up 60% and our backlog is up 509% when compared to the first quarter of 2004, clearly highlighting the growing demand and applications for our products. However, cost pressures for our production components, namely steel, continue to weigh on our business, especially compared to the first quarter of 2004. Fortunately, we see these pressures stabilizing, and our pricing actions should begin to offset the cost increases and return our margins to their historic levels." Mr. Wilkerson added, "Our telehandler business posted year over year revenue increases in excess of 50%, and our light construction and trailer businesses also posted strong operating performances. Overall, the quarter highlights our current challenges, but our second quarter outlook is strong, with operating margins expected to be in the 12% range versus the 9.4% we generated this first quarter."


Terex Materials Processing & Mining

                                     Three months ended March 31,
                              -------------------------------------------
                                             (in millions)
                              -------------------------------------------
                                      2005                  2004
                              --------------------  ---------------------
                                            % of                  % of
                                            sales                 sales
                                          --------              ---------
Net sales..................... $   196.3             $    96.3
                              ============          ============
Gross profit ................. $    32.2    16.4%    $    15.4    16.0%
SG&A .........................      20.0    10.2%         12.4    12.8%
                              ------------          ------------
Income from operations........ $    12.2     6.2%    $     3.0     3.1%
                              ============          ============
Backlog.......................     233.9             $   100.7

     Net sales for the Terex Materials Processing & Mining group for the first quarter of 2005 increased $100.0 million to $196.3 million from $96.3 million in the first quarter of 2004. The increase in sales is attributable to the acquisition of the Reedrill mining business in the fourth quarter of 2004 and the overall strong demand for mining products, mainly the mining hydraulic excavators manufactured in Dortmund, Germany. This increased sales volume had a positive impact on operating income, as income from operations increased to $12.2 million, or 6.2% of sales, in the first quarter of 2005 from $3.0 million, or 3.1% of sales, in the first quarter of 2004.

     "The Materials Processing & Mining group is continuing to see significant improvement in both orders and order activity," commented Rick Nichols, President - Terex Materials Processing & Mining. "Reedrill, acquired in late December 2004, was an immediate contributor to our overall profitability. Additionally, the hydraulic shovel and electric drive mining trucks continue the recovery from a seven year cyclical downturn. We believe that commodity prices have reached and stabilized at a level where we should continue to see solid demand for our machine sales, which, in turn, will drive our parts business, a critical component to our overall profitability. Our North American Materials Processing business posted a solid quarter, with revenue growth of approximately 25% and an improvement in its operating margin."


Terex Roadbuilding, Utility Products and Other

                                     Three months ended March 31,
                              -------------------------------------------
                                             (in millions)
                              -------------------------------------------
                                      2005                  2004
                              --------------------  ---------------------
                                            % of                  % of
                                            sales                 sales
                                          --------              ---------
Net sales.....................  $   218.0            $   174.1
                              ============          ============
Gross profit .................  $    34.2   15.7%    $    22.9    13.2%
SG&A .........................       23.1   10.6%         19.7    11.3%
                              ------------          ------------
Income from operations........  $    11.1    5.1%    $     3.2     1.8%
                              ============          ============
Backlog.......................      210.7            $   178.8

     Net sales for the Terex Roadbuilding, Utility Products and Other group for the first quarter of 2005 increased $43.9 million to $218.0 million from $174.1 million for the first quarter of 2004, with meaningful growth being achieved in all business units and product categories, but especially in the Tatra and concrete mixer truck businesses. SG&A expenses for the first quarter of 2005 were $23.1 million, or 10.6% of sales, compared to $19.7 million, or 11.3% of sales, in the first quarter of 2004. Income from operations increased to $11.1 million, or 5.1% of sales, from $3.2 million, or 1.8% of sales, in the first quarter of 2004. This was driven not only by the Tatra and concrete mixer truck businesses, but also by the Terex Utilities and Terex Roadbuilding businesses, as improvement initiatives taken over the past few years begin to impact their financial performance.

     "The Roadbuilding, Utility Products and Other group had a generally positive quarter," commented Mr. DeFeo. "In the Terex Utilities business, backlog increased over 20% versus a year ago, and the parts and service business is beginning to show strength, a positive development for both demand and margin improvement. The Terex Utilities team continues their implementation of the Terex Business System, with the focus now mainly on improving productivity at the branch locations."

     Mr. DeFeo continued, "The Terex Roadbuilding business had a good quarter, and came in slightly ahead of our plan. The concrete mixer truck business continues to post strong results, and the paver and reclaimer businesses are markedly improved versus one year ago. These products, as well as our new asphalt plant drum technology, were very well received at ConExpo, North America's largest construction equipment show." Mr. DeFeo added, "With the improved performance in our operations, and our hopes for approval of the long anticipated transportation bill, the Roadbuilding business is positioned for meaningful growth, in both revenues and profits, for the foreseeable future."

Capital Structure and Taxes

     "Net debt at the end of the first quarter of 2005 increased $92 million to $872 million, from $780 million at the end of 2004, as the Company invested in working capital in preparation for the seasonally strong second quarter sales," commented Phil Widman, Senior Vice President and Chief Financial Officer. "This is consistent with our comments provided at the beginning of the year that cash flow will continue to closely reflect the seasonal trends of our business. As part of this, we would expect to be a net user of cash in the first half of 2005, but would expect positive cash flow in the second half of the year, as we benefit from our working capital reductions. As stated in our March 3, 2005 release, we are targeting a 15% working capital to revenue relationship by 2006, and target 18% for the end of 2005. Working capital as a percent of trailing three month annualized sales was approximately 21% at the end of the first quarter of 2005, as compared to approximately 24% at the end of the first quarter in 2004."

     Commenting on the effective tax rate used in this release, Mr. Widman stated, "The effective tax rate for the first quarter of 2005 is estimated to be 35%, and we do not expect the final effective tax rate for the period to be materially different. While the full year effective tax rate is expected to be approximately 35%, the rate can fluctuate quarter to quarter as a result of changes during the period in the assumptions related to valuation allowances, the mix of income by jurisdiction, and other discrete items."

Outlook

     "We continue to be quite positive regarding our prospects for the 2005 fiscal year," commented Mr. DeFeo. "Our first quarter results illustrate the strong demand in the marketplace for Terex products, and revenues remain at or above the pace needed to achieve our Company goal of $6 billion in revenues in 2006. We remain committed to delivering margin improvement, both in the near term and throughout the balance of 2005 into 2006. This will be accomplished through continued focus on rationalizing our input costs with suppliers across the organization, as well as continued adjustments to our prices to better reflect the current cost environment."

     Mr. DeFeo continued, "Our recent performance validates our bullish view of our prospects for 2006 and beyond. With regard to full year 2005 expectations, we now anticipate earnings per share will be higher than anticipated at the beginning of the year and will be in the $3.50 to $3.70 range. In addition, it is important to remember that Terex is a diverse portfolio of businesses, and a substantial portion of our product categories are later cycle businesses that have just begun to positively contribute to our overall profitability. As we move further into the year, we believe that enhanced performance from these businesses, as well as our continued efforts to reduce our debt, will create an accelerator towards achieving our objectives and should provide a real boost in Terex's overall operating performance for the next several years."

Financial Restatement and Waiver

     As previously announced, Terex has not yet finalized its third quarter 2004, full year 2004 and first quarter 2005 results pending completion of its detailed internal accounting review, the restatement of Terex's financial statements for the years ended December 31, 2000, 2001, 2002 and 2003, and the completion of its audited financial statements for 2004. Terex continues to work diligently to complete its restatement, audit and assessment of internal control over financial reporting. Terex believes that it is nearing completion of this process, and currently anticipates filing all appropriate documents, including applicable financial statements, with the SEC in the near future.

     Additionally, Terex has obtained a waiver from its senior bank lending group that extends the period to June 30, 2005 to provide its lenders with its financial information for the year ended December 31, 2004 and the quarter ended March 31, 2005.

Safe Harbor Statement

     The press release contains forward-looking information based on Terex's current expectations. Because forward-looking statements involve risks and uncertainties, actual results could differ materially. Such risks and uncertainties, many of which are beyond Terex's control, include among others:
Terex's business is highly cyclical and weak general economic conditions may affect the sales of its products and its financial results; the sensitivity of construction, infrastructure and mining activity and products produced for the military to interest rates and government spending; the ability to successfully integrate acquired businesses; the retention of key management personnel; Terex's businesses are very competitive and may be affected by pricing, product initiatives and other actions taken by competitors; the effects of changes in laws and regulations; Terex's business is international in nature and is subject to changes in exchange rates between currencies, as well as international politics; Terex's continued access to capital and ability to obtain parts and components from suppliers on a timely basis at competitive prices; the financial condition of suppliers and customers, and their continued access to capital; Terex's ability to timely manufacture and deliver products to customers; Terex's significant amount of debt and its need to comply with restrictive covenants contained in Terex's debt agreements; Terex's ability to file its periodic reports with the SEC on a timely basis; Terex's ability to ensure that all intercompany transactions will be properly recorded; compliance with applicable environmental laws and regulations; and other factors, risks, uncertainties more specifically set forth in Terex's public filings with the SEC. In addition, until the previously announced review by Terex of its accounts is concluded, no assurance can be given with respect to the financial statement adjustments, impacts and periods resulting from such review, nor can there be assurance that additional adjustments to the financial statements will not be identified. Actual events or the actual future results of Terex may differ materially from any forward looking statement due to those and other risks, uncertainties and significant factors. The forward-looking statements speak only as of the date of this release. Terex expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement included in this release to reflect any changes in Terex's expectations with regard thereto or any changes in events, conditions, or circumstances on which any such statement is based.

     Terex Corporation is a diversified global manufacturer with 2004 net sales of approximately $5 billion. Terex operates in five business segments: Terex Construction, Terex Cranes, Terex Aerial Work Platforms, Terex Materials Processing & Mining, and Terex Roadbuilding, Utility Products and Other. Terex manufactures a broad range of equipment for use in various industries, including the construction, infrastructure, quarrying, recycling, surface mining, shipping, transportation, refining, utility and maintenance industries. Terex offers a complete line of financial products and services to assist in the acquisition of Terex equipment through Terex Financial Services. More information on Terex can be found at www.terex.com.





                                Terex Corporation
           500 Post Road East, Suite 320, Westport, Connecticut 06880
          Telephone: (203) 222-7170, Fax: (203) 222-7976, www.terex.com